Calculation of Filing Fee Tables
S-3
ONEMAIN FINANCE CORP
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	7.125% Senior Notes due 2031	457(r)	750,000,000		$ 750,000,000.00	0.0001476	$ 110,700.00
Fees to be Paid	2	Other	Guarantee of 7.125% Senior Notes due 2031	457(r)				0.0001476
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 750,000,000.00		$ 110,700.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 110,700.00
Offering Note
[1]	(1) Guarantee of OneMain Finance Corporation's 7.125% Senior Notes due 2031 by its direct parent company OneMain Holdings, Inc. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended (the ''Securities Act''), no separate fee is payable with respect to the guarantee.

[2]	(1) Guarantee of OneMain Finance Corporation's 7.125% Senior Notes due 2031 by its direct parent company OneMain Holdings, Inc. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended (the ''Securities Act''), no separate fee is payable with respect to the guarantee.